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                                                                       EXHIBIT 5








                                March 31, 1994


Board of Directors
Piper Jaffray Companies Inc.
222 South Ninth Street
Minneapolis, Minnesota  55402


            In connection with the proposed registration under the Securities Act of 1933, as amended, of shares of Common Stock of Piper Jaffray Companies Inc., a Delaware corporation (the "Company"), offered and to be offered pursuant to the Piper Jaffray Companies Inc. 1993 Omnibus Stock Plan (the "Plan"), I have examined the Company's Restated Certificate of Incorporation, as amended, its By-Laws, as amended, and such other documents, including the Registration Statement on Form S-8, dated the date hereof, to be filed with the Securities and Exchange Commission relating to such shares (the "Registration Statement"), and have reviewed such matters of law as I have deemed necessary for this opinion. Accordingly, based upon the foregoing, I am of the opinion that:

          1. The Company is duly and validly organized and existing and in good standing under the laws of the State of Delaware.

          2. The Company has duly authorized the issuance of the shares of Common Stock which may be issued pursuant to the Plan.

          3. The shares which may be issued pursuant to the Plan will be, upon issuance, validly issued and outstanding and fully paid and nonassessable.

          4. All necessary corporate action has been taken by the Company to adopt the Plan, and the Plan is a validly existing plan of the Company.

          I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Sincerely,

                                    /s/ David Evans Rosedahl

                                    David Evans Rosedahl